                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 2)

                   Under the Securities Exchange Act of 1934*


                               McKesson HBOC, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58155Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:                     [ ]  Rule 13d-1(b)
                                                              [X]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 2 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ESL Partners, L.P., a Delaware limited partnership
         22-2875193
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  6,620,049
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             6,620,049
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          21,046,601
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.39%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 3 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  1,499,443
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             1,499,443
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          21,046,601
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.39%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 4 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  177,645
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             177,645
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          21,046,601
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.39%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 5 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ESL Investors, L.L.C., a Delaware limited liability company
         13-4095958
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
        NUMBER OF
         SHARES              1,973,647
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             1,973,647
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          21,046,601
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.39%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 6 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CBL Partners, L.P., a Delaware limited partnership
         06-1526810
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  6,606,527
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             6,606,527
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          21,046,601
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.39%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 7 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MSD Portfolio L.P. - Investments, a Delaware limited partnership 13-4019104
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  3,288,501
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             3,288,501
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,418,501*
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.20%*
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

* MSD disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors, CBL and Ziff, and the filing of this
Schedule 13G shall not be construed as an admission that MSD is a member of a group with ESL, Limited, Institutional, Investors, CBL and Ziff. All defined terms used herein are defined below.

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 8 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RPKS Investments, LLC, a Delaware limited liability company
         51-0381490
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  40,000
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             40,000
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,418,501*
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.20%*
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

* RPKS disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors, CBL and Ziff, and the filing of this
Schedule 13G shall not be construed as an admission that RPKS is a member of a group with ESL, Limited, Institutional, Investors, CBL and Ziff. All defined terms used herein are defined below.

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 9 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Triple Marlin Investments, LLC, a Delaware limited company
         51-0381487
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  40,000
  BENEFICIALLY
    OWNED BY
      EACH
    REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             40,000
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,418,501*
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.20%*
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

* Triple disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors, CBL and Ziff, and the filing of this Schedule 13G shall not be construed as an admission that Triple is a member of a group with ESL, Limited, Institutional, Investors, CBL and Ziff. All defined terms used herein are defined below.

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 10 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MSD Portfolio, L.P. - MSD Personal Income
         13-4050800
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  50,000
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             50,000
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,418,501*
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.20%*
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

* Income disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors, CBL and Ziff, and the filing of this Schedule 13G shall not be construed as an admission that Income is a member of a group with ESL, Limited, Institutional, Investors, CBL and Ziff. All defined terms used herein are defined below.

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 11 of 17 Pages

----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ziff Asset Management, L.P., a Delaware limited partnership
         13-3791746
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
    NUMBER OF
     SHARES                  750,789
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             750,789
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          750,789*
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.26%*
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

* Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors, CBL, MSD, RPKS, Triple and Income, and the filing of this Schedule 13G shall not be construed as an admission that Ziff is a member of a group with ESL, Limited, Institutional, Investors, CBL, MSD, RPKS, Triple and Income. All defined terms used herein are defined below.

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 12 of 17 Pages

----------------------                                    ----------------------

Item 1(a)         Name of Issuer:

                  McKesson HBOC, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  One Post Street, McKesson Plaza
                  San Francisco, CA 94104

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.
                  CBL Partners, L.P.
                  MSD Portfolio L.P. - Investments
                  MSD Portfolio L.P. - MSD Personal Income
                  RPKS Investments, LLC
                  Triple Marlin Investments, LLC
                  Ziff Asset Management, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., ESL Investors, L.L.C. and
                  CBL Partners, L.P.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

                  MSD Portfolio L.P. - Investments, RPKS Investments, LLC; Triple Marlin Investments, LLC, and MSD Portfolio L.P. - MSD Personal Income:
                  c/o MSD Capital L.P.
                  645 5th Avenue
                  21st Floor
                  New York, New York 10022

                  Ziff Asset Management, L.P.:
                  c/o PBK Holdings, Inc.
                  283 Greenwich Avenue
                  Third Floor
                  Greenwich, CT 06830

Item 2(c)         Citizenship:

                  ESL Partners, L.P. - Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. - Delaware
                  ESL Investors, L.L.C. - Delaware
                  CBL Partners, L.P. - Delaware

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 13 of 17 Pages

----------------------                                    ----------------------

                  MSD Portfolio L.P. - Investments - Delaware
                  MSD Portfolio L.P. - MSD Personal Income - Delaware RPKS Investments, LLC - Delaware
                  Triple Marlin Investments, LLC - Delaware
                  Ziff Asset Management, L.P. - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  58155Q103

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with
                          Section 240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j) [ ] Group, in accordance with
                          Section 240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 21,046,601 shares of Common Stock, par value $.01 per share.

                  This statement is filed on behalf of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), ESL Investors, L.L.C., a Delaware limited liability company ("Investors"), CBL Partners, L.P., a Delaware limited partnership ("CBL"), MSD Portfolio L.P. - Investments, a Delaware limited partnership ("MSD"), RPKS Investments, LLC, a Delaware limited liability company ("RPKS"), Triple Marlin Investments, LLC, a Delaware limited liability company ("Triple"), MSD Portfolio L.P. - MSD Personal Income, a Delaware limited partnership ("Income") and Ziff Asset Management, L.P. ("Ziff") (collectively, the "Item 2 Persons"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner is ESL Investments, Inc., a Delaware corporation ("Investments"). ESL Investment Management, LLC, a Delaware limited liability company, is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company, is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. Investments is the general partner of CBL. MSD Capital, L.P., a Delaware limited partnership

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 14 of 17 Pages

----------------------                                    ----------------------

                  ("MSD Capital"), is the general partner of MSD and Income. MSD Capital Management, LLC is the general partner of MSD Capital. PBK Holdings, Inc., a Delaware corporation, is the general partner of Ziff. In the aforementioned capacities, ESL, Limited, Institutional, Investors, CBL, MSD, RPKS, Triple and Ziff each may be deemed to be the beneficial owner of the shares of McKesson HBOC, Inc. common stock ("Common Stock") beneficially owned by the other Item 2 Persons; PROVIDED, HOWEVER, Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors, CBL, MSD, RPKS, Triple and Income; and the filing of this Schedule 13G shall not be construed as an admission that Ziff is a member of a group with ESL, Limited, Institutional, Investors, CBL, MSD, RPKS, Triple and Income; PROVIDED FURTHER, MSD, RPKS, Triple and Income each disclaim beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors, CBL and Ziff, and the filing of this Schedule 13G shall not be construed as an admission that MSD, RPKS, Triple and Income are members of a group with ESL, Limited, Institutional, Investors, CBL and Ziff; PROVIDED FURTHER, ESL, Limited, Institutional, Investors and CBL each disclaim beneficial ownership of all shares that are beneficially owned by MSD, RPKS, Triple, Income and Ziff, and the filing of this Schedule 13G shall not be construed as an admission that ESL, Limited, Institutional, Investors and CBL are members of a group with MSD, RPKS, Triple, Income and Ziff.

                  As of December 31, 2000 the Item 2 Persons beneficially owned an aggregate of 21,046,601 shares of Common Stock as follows:
                  (i) ESL was the record owner of 6,620,049 shares of Common Stock; (ii) Limited was the record owner of 1,499,443 shares of Common Stock; (iii) Institutional was the record owner of 177,645 shares of Common Stock; (iv) Investors was the record owner of 1,973,647 shares of Common Stock; (v) CBL was the record owner of 6,606,527 shares of Common Stock; (vi) MSD was the record owner of 3,288,501 shares of Common Stock; (vii) RPKS was the record owner of 40,000 shares of Common Stock,
                  (viii) Triple was the record owner of 40,000 shares of Common Stock, (ix) Income was the record owner of 50,000 shares of Common Stock, and (x) Ziff was the record owner of 750,789 shares of Common Stock.

                  (b)     Percent of Class: 7.39%.

                  (c)     Number of shares as to which each person has:

                          (i)      sole power to vote or to direct the vote:

                                        See Item 5 of each cover page.

                          (ii)     shared power to vote or to direct the vote: 0

                          (iii) sole power to dispose or to direct the disposition of:

                                        See Item 7 of each cover page.

                          (iv) shared power to dispose or to direct the disposition of: 0

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 15 of 17 Pages

----------------------                                    ----------------------

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by The Parent Holding Company or Control Person:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 16 of 17 Pages

----------------------                                    ----------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001
                                   ESL PARTNERS, L.P.

                                   By: RBS Partners, L.P., its general partner
                                   By: ESL Investments, Inc., its general
                                       partner

                                       By: /s/ EDWARD S. LAMPERT
                                          ------------------------------------
                                          Edward S. Lampert
                                          Chief Executive Officer

                                   ESL LIMITED

                                   By: ESL Investment Management, LLC,
                                       its investment manager


                                       By: /s/ EDWARD S. LAMPERT
                                          ------------------------------------
                                          Edward S. Lampert
                                          Managing Member

                                   ESL INSTITUTIONAL PARTNERS, L.P.

                                   By: RBS Investment Management, LLC,
                                       its general partner


                                       By: /s/ EDWARD S. LAMPERT
                                          ------------------------------------
                                          Edward S. Lampert
                                          Managing Member

                                   ESL INVESTORS, L.L.C.

                                   By: RBS Partners, L.P., its manager
                                   By: ESL Investments, Inc., its general
                                       partner


                                       By: /s/ EDWARD S. LAMPERT
                                          ------------------------------------
                                          Edward S. Lampert
                                          Chairman

----------------------                                    ----------------------

CUSIP No. - 58155Q103                                       Page 17 of 17 Pages

----------------------                                    ----------------------

                                   CBL PARTNERS, L.P.

                                   By: ESL Investments, Inc.,
                                       its general partner


                                       By: /s/ EDWARD S. LAMPERT
                                          ------------------------------------
                                          Edward S. Lampert
                                          Chief Executive Officer

                                   MSD PORTFOLIO L.P.- MSD PERSONAL INCOME

                                   By: MSD Capital, L.P., its general partner
                                   By: MSD Capital Management, LLC, its general
                                       partner

                                       By: /s/ MARC LISKER
                                          ------------------------------------
                                          Marc Lisker
                                          General Counsel

                                   MSD PORTFOLIO L.P. - INVESTMENTS

                                   By: MSD CAPITAL, L.P., its general partner
                                   By: MSD Capital Management, LLC, its general
                                       partner

                                       By: /s/ MARC LISKER
                                          ------------------------------------
                                          Marc Lisker
                                          General Counsel

                                   RPKS INVESTMENTS, LLC


                                       By: /s/ MARC LISKER
                                          ------------------------------------
                                          Marc Lisker
                                          General Counsel

                                   TRIPLE MARLIN INVESTMENTS, LLC


                                       By: /s/ MARC LISKER
                                          ------------------------------------
                                          Marc Lisker
                                          General Counsel

                                   ZIFF ASSET MANAGEMENT, L.P.


                                   By: PBK HOLDINGS, INC., its general partner


                                       By: /s/ TIMOTHY J. MITCHELL
                                          ------------------------------------
                                          Timothy J. Mitchell
                                          Vice President

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
   1              Joint Filing Agreement, dated as of February 14, 2001, entered into by and among ESL Partners, L.P., ESL Limited, ESL
                  Institutional Partners, L.P., ESL Investors, L.L.C., CBL
                  Partners, L.P., MSD Portfolio L.P. - Investments, RPKS
                  Investments, LLC, Triple Marlin Investments, LLC, MSD
                  Portfolio L.P. - MSD Personal Income, and Ziff Asset
                  Management, L.P.